Amendment to State Street Fund Connect® Agreement

This Amendment to State Street Fund Connect Agreement (the “Amendment”) is made as of May 2, 2018 (the “Effective Date”). Reference is hereby made to that certain State Street Fund Connect Agreement, dated as of April 16, 2016 (as it has been previously amended, the “Agreement”) by and among State Street Global Markets, LLC (“State Street”) Franklin Advisers, Inc (the “Manager”) and Franklin Templeton ETF Trust (the “Trust”). The parties hereto desire to further amend the Agreement as set forth herein. Unless otherwise defined herein, all capitalized terms shall have the meanings ascribed to them in the Agreement. This Amendment shall form a part of the Agreement and the parties hereto acknowledge and agree that this Amendment shall amend the Agreement as follows:

1.         Amendment to Exhibit A.  Exhibit A to the Agreement is hereby replaced, in its entirety, with the Exhibit A attached hereto.

2.         Miscellaneous.  Except as expressly modified by the terms and conditions of this Amendment, each of the terms and conditions of the Agreement is hereby ratified and confirmed and remains in full force and effect. This Amendment, together with the Agreement, represents the complete understanding between the parties hereto with respect to the subject matter hereof. This Amendment may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which, when executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument.

                  IN WITNESS WHEREOF, each of the undersigned has caused this Amendment to State Street Fund Connect Agreement to be executed as of the Effective Date.

STATE STREET GLOBAL MARKETS, LLC By: /s/ Eric Wolf Name: Eric Wolf Title: Managing Director
FRANKLIN ADVISERS, INC By: _/s/ Patrick O'Connor Name: Patrick O’Connor Title: Senior Vice President	FRANKLIN TEMPLETON ETF TRUST By: /s/ Navid J. Tofigh Name: Navid J. Tofigh Title: Vice President and Secretary

EXHIBIT A

FUNDS

Effective as of May 2, 2018

Franklin FTSE Italy ETF

Franklin LibertyQ U.S. Small Cap Equity ETF

Franklin FTSE Japan ETF

Franklin LibertyQ U.S. Mid Cap Equity ETF

Franklin FTSE Brazil ETF

Franklin FTSE Japan Hedged ETF

Franklin FTSE Switzerland ETF

Franklin Liberty Municipal Bond ETF

Franklin FTSE Europe ETF

Franklin FTSE United Kingdom ETF

Franklin FTSE Canada ETF

Franklin FTSE Russia ETF

Franklin FTSE South Korea ETF

Franklin FTSE Hong Kong ETF

Franklin FTSE Asia ex Japan ETF

Franklin FTSE France ETF

Franklin Liberty Intermediate Municipal Opportunities ETF

Franklin FTSE Mexico ETF

Franklin FTSE Australia ETF

Franklin FTSE India ETF

Franklin FTSE China ETF

Franklin LibertyQ U.S. Equity ETF

Franklin FTSE Taiwan ETF

Franklin FTSE Germany ETF

Franklin Liberty U.S. Low Volatility ETF

Franklin Liberty International Opportunities ETF

Franklin Liberty Investment Grade Corporate ETF

Franklin FTSE Europe Hedged ETF

Franklin LibertyQ Global Equity ETF

Franklin LibertyQ Emerging Markets ETF

Franklin LibertyQ Global Dividend ETF

Franklin LibertyQ International Equity Hedged ETF

Franklin Liberty High Yield Corporate ETF

Franklin Liberty International Aggregate Bond ETF

Franklin Liberty Senior Loan ETF